As filed with the Securities and Exchange Commission on January 14, 2003 Registration No. 333-________
==============================================================================

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON DC 20549

                                   Form S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              VIEW SYSTEMS, INC.
                       (Name of issuer in its charter)

     Florida                         5045                      59-2928366
(State of incorporation)  (Primary Standard Industrial     (I.R.S. Employer
                           Classification Code Number)     Identification No.)

                      7717 West 6th Avenue, Suite A & B
                           Lakewood, Colorado 80205
                                (303) 237-8439
   (Address and telephone number of registrant's principal executive offices)
                                --------------

                    Gunther Than, Chief Executive Officer
                      7717 West 6th Avenue, Suite A & B
                           Lakewood, Colorado 80205
                                (303) 237-8439
          (Name, address and telephone number of agent for service)

                  Consultant Agreement / Purchase Agreement
                           (Full title of the plan)

       Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the registration statement becomes effective.


                       CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                   Proposed    Proposed
                                   Maximum     Maximum
Title of each class    Amount      Offering    Aggregate    Amount of
of Securities to be    to be       Price Per   Offering     Registration
Registered             Registered  Unit        Price        fee
______________________________________________________________________________

Common Stock           435,000     $0.145(1)   $63,075.00   $5.81
______________________________________________________________________________

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).

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                              PART I
       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.


                             PART II
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the SEC by View Systems, Inc., pursuant to the Securities Exchange Act of 1934 are hereby incorporated by reference in this registration statement:

          (i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;

          (ii) Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2002; June 30, 2002; and September 30, 2002;

          (iii) Current Report on Form 8-K dated April 15, 2002;

     In addition, all documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing with the SEC of a post-effective amendment to this registration statement that (1) indicates that all shares of common stock registered on this registration statement have been sold or (2) affects the deregistration of the balance of such shares then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


ITEM 4.  DESCRIPTION OF SECURITIES

     Not required.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     We are not aware of any expert or legal counsel named in this registration statement who will receive a direct or indirect substantial interest in the company as a result of the agreement. Our counsel, Cindy Shy, P.C., has provided an opinion regarding the validity of the shares to be issued under this registration statement.


ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Pursuant to Section 607.0850(1) and (2) of the Florida Statutes, a corporation shall have power to indemnify against liability incurred in
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connection with a proceeding, including any appeal, any person who was or is a party to any proceeding,(other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation. The corporation has the power to indemnify any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation,
partnership, joint venture, trust or other enterprise .   The person will be
indemnified for any liability incurred if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest or the corporation. In a criminal action or proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.
A corporation also shall have power to indemnify any of these persons against expenses and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of such proceeding, not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, including any appeal.

     Under Section X of our Amended and Restated Articles of Incorporation, we shall indemnify to the fullest extent authorized or permitted by the Florida Business Corporation Act, any person, made, or threatened to be made a party to any proceeding by reason of the fact that he or she is or was our director, or is or was serving at our request as a director of another corporation. Unless otherwise expressly prohibited by the Florida Business Corporation Act, our Board of Directors shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify or advance expenses to any person made or threatened to be made a party to a proceeding by of the fact that he or she is or was our officer, employee or agent, or was serving at our request as an officer, employee or agent of another corporation or enterprise. No officer, employee or agent may apply to any court of competent jurisdiction for indemnification or advancement of expenses.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.


ITEM 8.  EXHIBITS

Exhibit
No.            Description                                     Location
-------        -----------                                     --------
5.1            Opinion of Cindy Shy, P.C.                      Attached
23.01          Consent of Cindy Shy, P.C.                      See exhibit 5.1
23.2           Consent of Stegman & Company                    Attached
------
99.1           Consultant Agreement / Purchase Agreement,
               between View Systems and Liem Nguyen            Attached

ITEM 9.  UNDERTAKINGS

View Systems, Inc. hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
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     (3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of View Systems's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of View Systems pursuant to the foregoing provisions, or otherwise, View Systems has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by View Systems of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, View Systems will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
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                            SIGNATURES

     Pursuant to the requirements of the 1933 Act, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the date or dates appearing opposite the respective signatures hereto.

                              View Systems, Inc.




Date: 1/12/2003               By:/s/Gunther Than
      ---------                  ---------------------------------
                                 Gunther Than
                                 CEO, Principal Financial Officer,
                                 Treasurer and Director


     Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




Date: 1/13/2003               By:/s/Bruce Bradley
      ---------                  ---------------------------------
                                 Bruce Bradley
                                 Chairman of the Board



Date: 1/13/2003               By:/s/Martin J. Maassen
      ---------                  ---------------------------------
                                 Dr. Martin J. Maassen
                                 Director



Date: 1/13/2003               By:/s/Michael Bagnoli
      ---------                  ---------------------------------
                                 Michael Bagnoli
                                 Director



Date: 1/13/2003               By:/s/Paul Reep
      ---------                  ---------------------------------
                                 Paul Reep
                                 President and Director

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